Exhibit (a)(13)

                                                          FORM OF EMPLOYEE EMAIL

         B/E AEROSPACE STOCK OPTION EXCHANGE PROGRAM - REMINDER

                         THE OFFER AND WITHDRAWAL RIGHTS
          EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, JULY 22, 2003

          You have received information relating to BE Aerospace's offer to exchange all of your eligible stock options for new stock options. The eligible options are each option to purchase shares of BE Aerospace common stock with an exercise price equal to or in excess of $12.00 per share that were granted under BE Aerospace's Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan and 2001 Directors' Stock Option Plan. If you have not received this information, please call me at (561) 791-5000 ext. 1402 immediately.

          The offer is a three-for-one exchange. BE Aerospace will grant one new stock option to purchase one share of BE Aerospace common stock for every three eligible stock options tendered in the offer. Your new stock options will be granted under BE Aerospace's 1996 Stock Option Plan, 2001 Stock Option Plan and/or 2001 Directors' Stock Option Plan. The exercise price of the new stock options will be equal to the closing price of BE Aerospace common stock as reported on the Nasdaq National Market on the trading day immediately preceding the date of grant. Unless the offer is extended by BE Aerospace, the date of grant is expected to be January 26, 2004, which is the first business day after the date that is six months and one day after the eligible stock options are cancelled pursuant to the offer.

          Unless the offer is extended by BE Aerospace, the offer is scheduled to expire at 5:00 p.m., Eastern Time on Tuesday, July 22, 2003. To validly accept the offer, you must deliver to BE Aerospace the signature page of the Acceptance Letter (using the form attached as Schedule B of the Offer to Exchange) or a facsimile thereof, properly completed and signed by you before the expiration of the offer at the following address or facsimile number:

                  BE Aerospace Inc.
                  Attention:  Jeffrey P. Holtzman
                  Vice President - Finance and Treasurer
                  1400 Corporate Center Way
                  Wellington, FL  33414
                  Telephone number:  (561) 791-5000 ext. 1402
                  Facsimile number:  (561) 791-3966

          BE Aerospace will only accept delivery of the signed signature page of the Acceptance Letter by regular external mail, hand delivery or facsimile. Delivery by email or interoffice mail will NOT be accepted. If you choose to deliver your signature page by external mail, BE Aerospace recommends that you use registered mail with return receipt requested.

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          You do not need to return the option agreements governing your eligible stock options to effectively accept the offer. Such agreements will be null and void upon BE Aerospace's acceptance of your Acceptance Letter and cancellation of your eligible stock options pursuant to the offer.

          You will not be considered to have accepted the offer until BE Aerospace receives your executed signature page in accordance with the instructions above and in the Offer to Exchange.

          If you have not already done so, you are urged to read the Offer to Exchange and the Acceptance Letter (attached as Schedule B of the Offer to Exchange) carefully and in their entirety as they contain important information related to the offer. Participation in the offer is voluntary, and you should evaluate carefully all of the information in the Offer to Exchange and the Acceptance Letter before deciding whether or not to tender your eligible stock options.

          Any questions or requests for assistance or copies of any of the documents related to the offer may be directed to me at (561) 791-5000 ext. 1402 or via email: jeff_holtzman@beaerospace.com. Copies of the Offer to Exchange and other related documents will be furnished at BE Aerospace's expense upon request.